Exhibit No. 99

News Release

Media Line: 410 470-7433 www.constellation.com

Media Contacts:                                Robert L. Gould

Debra Larsson

(410) 470-7433

Investor Contacts:                     Carim Khouzami

(410) 470-6440

Constellation Energy Reports Full Year 2009 Results

•                  Company Reports Strong Business Operating Performance

•                  Improved Net Available Liquidity and Strengthened Balance Sheet

•                  Reaffirming 2010 Guidance of $3.05 to $3.45 per share; Introducing 2011 Guidance of $3.45 to $3.85 per share

BALTIMORE, Feb. 22, 2010 - Constellation Energy (NYSE: CEG) today reported adjusted earnings of $3.36 per share for the full year 2009, compared to $3.57 per share in 2008.  Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to our ongoing, underlying business or which distort comparability of results). On a generally accepted accounting principles (GAAP) basis, the company earned $22.19 per share in 2009, as compared to a loss of $7.34 per share in 2008.  Year-over-year GAAP results primarily reflect the 2009 gain on the EDF transaction, as compared to merger-related costs and impairment losses incurred during 2008.

Constellation Energy reaffirmed its 2010 earnings guidance of $3.05 to $3.45 per share and introduced 2011 earnings guidance of $3.45 to $3.85 per share.

“Despite a challenging market environment, 2009 was a year of strong financial progress, across-the-board operational excellence and comprehensive strategic transformation,” said Mayo A. Shattuck III, chairman, president and chief executive officer, Constellation Energy.

“We successfully completed our strategic objectives announced in 2009 to de-risk and strengthen the company.  We successfully closed our nuclear joint venture with EDF and divested our non-core trading and marketing businesses. We more than doubled net available liquidity with a focus on managing collateral exposure and entering into new liquidity facilities specifically tailored to our on-going businesses.  During the year, we retired approximately $3.7 billion of outstanding debt and significantly increased our cash position.  Importantly, the three major rating agencies reaffirmed Constellation Energy’s investment grade rating.  We completed these de-risking initiatives in less time and at a lower cost than originally anticipated, while maintaining a focus on our core activities — producing, selling and distributing power and gas efficiently and safely to our customers.

“We are committed to further streamlining our businesses, making Constellation Energy a leaner, more focused company poised for growth,” said Shattuck.  “Aggressive pursuit of cost savings and capital efficiency, as well as a balanced, asset-backed investment strategy, is vital to our continued competitiveness.  BGE is seeking approval in Maryland to roll out one of the most ambitious Smart Grid programs in the nation, which is expected to deliver $2.6 billion in customer savings.  Through our UniStar partnership with EDF, we continue to participate in new nuclear development.  The Department of Energy loan guarantee remains one of the critical investment components, and we are hopeful that a positive decision will be forthcoming.

“Looking ahead, we believe that a stronger Constellation Energy is well positioned to grow in 2010 and beyond,” Shattuck said.

The following tables summarize adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provide a reconciliation to total company reported earnings.

	Three Months Ended December 31,
	2009			2008
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$(0.16)	$0.18	(1)	$0.29	$0.23	(4)
Merchant Energy	22.18	0.12	(2)	(8.06)	(0.22	)(5)
Other Nonregulated	(0.06)	—	(3)	0.02	0.02
Diluted Earnings (Loss) Per Share	$21.96	$0.30		$(7.75)	$0.03

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of BGE residential customer rate credit accrual of $0.34 per share.

(2) Subtraction of gain on sale of 49.99% membership interest in CENG to EDF of $22.13 per share and subtraction of merger termination, strategic alternatives, and other transaction-related costs of $0.08 per share. Addition of amortization of CENG basis difference of $0.09 per share, addition of loss on redemption of Zero Coupon Notes of $0.05 per share, and addition of workforce reduction costs of $0.01 per share.

(3) Addition of losses from UniStar of $0.03 per share and addition of impairment losses and other costs of $0.03 per share.

(4) Subtraction of merger termination and strategic alternatives costs of $0.06 per share allocated to BGE in the third quarter of 2008 and reversed in the fourth quarter based on termination of MidAmerican merger in favor of EDF transaction and subtraction of effective tax rate impact related to Maryland settlement agreement of $0.03 per share.  Addition for workforce reduction costs of $0.02 per share and addition of earnings impact related to the Maryland settlement agreement of $0.01 per share.

(5) Addition of merger termination, Series A Preferred Stock conversion and strategic alternatives costs of $6.49 per share, addition of impairment losses and other costs of $1.27 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.07 per share, and addition for workforce reduction costs of $0.05 per share.  Subtraction of write-up of SO2 and NOx emission allowances inventory of $0.04 per share.

	Year Ended December 31,
	2009			2008
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.46	$0.80	(1)	$0.21	$0.85	(4)
Merchant Energy	21.88	2.58	(2)	(7.58)	2.69	(5)
Other Nonregulated	(0.15)	(0.02	)(3)	0.03	0.03
Diluted Earnings Per Share	$22.19	$3.36		$(7.34)	$3.57

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of BGE residential customer rate credit accrual of $0.34 per share.

(2) Subtraction of gain on sale of 49.99% membership interest in CENG to EDF of $22.25 per share.  Addition of net losses from operations being divested of $1.86 per share, addition of impairment losses and other costs of $0.64 per share, addition of merger termination, strategic alternatives, and other transaction-related costs of $0.26 per share, addition of amortization of CENG basis difference of $0.09 per share, addition of loss on redemption of Zero Coupon Notes of $0.05 per share, and addition of workforce reduction costs of $0.05 per share.

(3) Addition of losses from UniStar of $0.08 per share and addition of impairment losses and other costs of $0.05 per share.

(4) Addition of earnings impact related to the Maryland settlement agreement of $0.71 per share and addition for workforce reduction costs of $0.02 per share.  Subtraction of effective tax rate impact related to Maryland settlement agreement of $0.09 per share.

(5) Addition of merger termination, Series A Preferred Stock conversion and strategic alternatives costs of $6.72 per share, addition of impairment losses and other costs of $3.04 per share, addition of mark-to-market losses on certain non-qualifying hedges of $0.39 per share, addition of net write-down of SO2 and NOx emission allowances inventory of $0.09 per share, and addition for workforce reduction costs of $0.05 per share.  Subtraction of earnings from our synthetic fuel processing facilities of $0.02 per share.

Baltimore Gas and Electric Company

Baltimore Gas and Electric Company (BGE) contributed adjusted earnings of 80 cents per share for the full year of 2009, as compared to 85 cents per share in 2008, with the year-over-year decline driven primarily by share dilution.

Merchant

The merchant segment reported adjusted earnings of $2.58 per share for the full year 2009, down 11 cents as compared to adjusted earnings of $2.69 per share in 2008.  The company has previously stated that year-over-year comparisons for its merchant segment are difficult given the significant changes made during 2008 and 2009, including the reduction in risk capital deployed to support our marketing and trading operations and the sale of our non-core businesses. The net impact of these changes contributed to a year-over-year positive variance of 9 cents per share. Within the ongoing Merchant businesses, our Customer Supply operation declined 19 cents, as lower volumes were offset in part by higher margins on new business.  Our Generation operation’s favorable timing and duration of outages, and higher hedged margins led to a 29 cent year-over-year improvement.  In addition, share dilution resulted in a year-over-year negative variance of 30 cents per share.

Dividend Declaration

Constellation Energy’s board of directors previously declared a quarterly dividend of 24 cents per share on the company’s common stock, equivalent to 96 cents per share annually.  The dividend is payable April 1, 2010 to shareholders of record at the close of business on March 10, 2010.

Financial Statements

The Dec. 31, 2009, unaudited financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to its reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations, special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations, the impact of certain economic, non-qualifying hedges and synfuel earnings. The mark-to-market impact of these hedges has been significant to reported results but economically neutral to the company in that offsetting gains or losses on underlying accrual positions will be recognized in the future. Synfuel earnings have been excluded due to the potential for oil price volatility to result in a difficult-to-forecast phase-out of tax credits.  Effective in 2009, we are no longer adjusting our reported GAAP EPS for synfuel earnings, due to the expiration of the tax credit and non-qualifying hedges, which were related to activities conducted by our recently divested operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, workforce reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  Our earnings guidance excludes the results of the UniStar Nuclear Energy joint venture and any impact from the operations and divestiture of our international commodities, Houston-based gas trading, international uranium marketing and west power trading operations, in addition to any other special items that may occur. We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

The company plans to file its 2009 Form 10-K on or about Feb. 26, 2010.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including the disclosures set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Feb. 22, 2010

Constellation Energy will host a conference call at 8:30 a.m. (EST) on Feb. 22, 2010 to review the results and discuss its business outlook for 2010 and beyond.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 455-2894 shortly before 8:30 a.m. The international phone number is (773) 681-5899. The conference password is ENERGY. A replay will be available approximately one hour after the end of the call by dialing (866) 414-6059 or (203) 369-0673 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s Web site (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will also be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located in the United States and Canada, totaling approximately 7,100 megawatts of generating capacity, and is among the leaders pursuing the development of new nuclear plants in the United States. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $15.6 billion in 2009.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended Dec. 31, 2009		Year Ended Dec. 31, 2009
	After-Tax Income		After-Tax Income
	(Expense) Impact		(Expense) Impact
	($ millions)	(Per Share)	($ millions)	(Per Share)

CENG Joint Venture:
Gain on sale of 49.99% membership interest to EDF	$(4,456.1)	$(22.13)	$(4,456.1)	$(22.25)
Merger Termination, Strategic Alternatives and Other Transaction-Related Costs	(16.8)	(0.08)	51.5	0.26
Amortization of Basis Difference	17.8	0.09	17.8	0.09

Divested Operations	1.0	—	371.9	1.86

Impairment Losses and Other Costs	7.9	0.03	142.0	0.69

BGE Residential Customer Rate Credit	67.1	0.34	67.1	0.34

UniStar Nuclear Energy Results	6.3	0.03	15.5	0.08

Loss on Redemption of Zero Coupon Notes	10.0	0.05	10.0	0.05

Workforce Reduction Costs	2.3	0.01	9.3	0.05

Total Amounts to Arrive at Adjusted Earnings/EPS	$(4,360.5)	$(21.66)	$(3,771.0)	$(18.83)

CENG Joint Venture

•                  Gain on Sale of 49.99 percent Membership Interest to EDF - On Nov. 6, 2009, we completed the sale of a 49.99 percent membership interest in Constellation Energy Nuclear Group, LLC and affiliates (CENG), our nuclear generation and operation business, to EDF Group and affiliates (EDF) for total consideration of approximately $4.7 billion (includes $3.5 billion in cash at close, the non-cash redemption of the $1 billion Series B Preferred Stock held by EDF, and certain expense reimbursements). As a result, we ceased to have a controlling financial interest in CENG and deconsolidated it in the fourth quarter of 2009.  We recorded our retained investment in CENG at fair value at closing of approximately $5.1 billion and recognized an after-tax gain on sale of approximately $4.5 billion.

•                  Merger Termination, Strategic Alternatives and Other Transaction-Related Costs - In the fourth quarter, we recorded additional costs associated with the EDF transaction, including credit facility amendment and termination costs that are classified as Other Expense in our Consolidated Statements of Income (Loss).  Fourth quarter activity also reflects the recognition of tax benefits associated with certain costs incurred in prior periods, which became deductible for income tax purposes as a result of the closing of the EDF transaction.

•                  Amortization of Basis Difference - We have a basis difference of approximately $3.9 billion between the initial carrying value of our investment in CENG and our underlying equity in CENG.  This basis difference was caused by the requirement to record our investment in CENG at fair value at closing while CENG’s assets and liabilities retained their carrying value.  We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG.

Divested Operations

Consistent with our 2009 earnings guidance, we have excluded the operating results from our international commodities, Houston-based gas trading, international uranium marketing and west power trading operations and the net losses on the sales of these operations. We sold a majority of our international commodities operation in the first quarter of 2009 and our Houston-based gas trading and the other divested operations in the second quarter of 2009.

Impairment Losses and Other Costs

This category includes impairment charges recorded in connection with nuclear decommissioning trust investments that we held prior to the deconsolidation of CENG on Nov. 6, 2009, our shipping joint venture that we sold in the third quarter of 2009, our equity method investment in Constellation Energy Partners LLC (CEP), and certain other investments, as well as costs that we incurred in connection with the operations that we divested. Fourth quarter activity primarily reflects a $7.1 million after-tax impairment, net of the noncontrolling interest impact, for an other-than-temporary decline in the value of a district chilled water facility in which BGE had a 60 percent ownership interest, prior to selling it in January 2010.

BGE Residential Customer Rate Credit

In accordance with the Maryland Public Service Commission order approving the EDF transaction, in the fourth quarter of 2009 we accrued a one-time $100 per customer distribution rate credit for BGE residential customers totaling $112.4 million pre-tax.  That credit will be applied to February 2010 BGE residential customer bills.

UniStar Nuclear Energy Results

Consistent with our 2009 earnings guidance, we have excluded the operating results from UniStar Nuclear Energy as it remains in a development stage.

Loss on Redemption of Zero Coupon Notes

In November 2009, we redeemed approximately $268 million of Zero Coupon Senior Notes early and recognized a loss on redemption of $10.0 million after tax.  This redemption is part of our plan to use approximately $1 billion of the proceeds from the EDF transaction to reduce our outstanding debt.

Workforce Reduction Costs

In the first quarter of 2009, we recorded charges in connection with certain workforce reductions primarily in connection with the divestiture of a majority of our international commodities operation.  Fourth quarter activity primarily reflects the impact of the year-end true-up of the tax benefit recorded on charges recorded earlier in the year based on our estimated annual effective income tax rate.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,653.0	$3,870.4	$12,024.3	$16,057.6
Regulated electric revenues	569.9	699.2	2,820.7	2,679.5
Regulated gas revenues	180.7	280.4	753.8	1,004.8
Total revenues	3,403.6	4,850.0	15,598.8	19,741.9

Expenses
Fuel and purchased energy expenses	2,580.4	3,900.8	11,135.6	15,521.3
Operating expenses	497.4	594.3	2,228.0	2,378.8
Merger termination and strategic alternatives costs	94.6	1,165.2	145.8	1,204.4
Impairment losses and other costs	21.4	264.7	124.7	741.8
Workforce reduction costs	1.0	20.0	12.6	22.2
Depreciation, depletion, and amortization	142.3	158.7	589.1	583.2
Accretion of asset retirement obligations	7.7	17.6	62.3	68.4
Taxes other than income taxes	65.7	74.8	290.4	301.8
Total expenses	3,410.5	6,196.1	14,588.5	20,821.9
Equity Investment (Losses) Earnings	(6.1)	76.4	(6.1)	76.4
Gain on Sale of Interest in CENG	7,445.6	—	7,445.6	—
Net (Loss) Gain on Divestitures	(4.4)	(66.0)	(468.8)	25.5
Income (Loss) from Operations	7,428.2	(1,335.7)	7,981.0	(978.1)
Other Expense	(81.0)	(111.7)	(140.7)	(69.5)
Fixed Charges
Interest expense	113.4	146.8	437.2	399.1
Interest capitalized and allowance for borrowed funds used during construction	(21.4)	(23.8)	(87.1)	(50.0)
Total fixed charges	92.0	123.0	350.1	349.1
Income (Loss) from Continuing Operations Before Income Taxes	7,255.2	(1,570.4)	7,490.2	(1,396.7)
Income Tax Expense (Benefit)	2,827.8	(149.7)	2,986.8	(78.3)
Net Income (Loss)	4,427.4	(1,420.7)	4,503.4	(1,318.4)
Less: Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	6.2	(14.8)	60.0	(4.0)
Net Income (Loss) Applicable to Common Stock	$4,421.2	$(1,405.9)	$4,443.4	$(1,314.4)

Average Shares of Common Stock Outstanding - Basic	199.9	181.4	199.3	179.1
Average Shares of Common Stock Outstanding - Diluted	201.3	181.4	200.3	179.1

Earnings (Loss) Per Common Share - Basic	$22.12	$(7.75)	$22.29	$(7.34)

Earnings (Loss) Per Common Share - Diluted	$21.96	$(7.75)	$22.19	$(7.34)

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2009	2008
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$3,440.0	$202.2
Accounts receivable (net of allowance for uncollectibles of $160.6 and $240.6, respectively)	2,137.6	3,389.9
Fuel stocks	314.9	717.9
Materials and supplies	93.3	224.5
Derivative assets	639.1	1,465.0
Unamortized energy contract assets	436.5	81.3
Restricted cash	27.0	1,030.5
Deferred income taxes	127.9	268.0
Other	244.4	815.5
Total current assets	7,460.7	8,194.8
Investments And Other Noncurrent Assets
Nuclear decommissioning trust funds	—	1,006.3
Investment in CENG	5,222.9	—
Other investments	424.3	421.0
Regulatory assets (net)	414.4	494.7
Goodwill	25.5	4.6
Derivative assets	633.9	851.8
Unamortized energy contract assets	604.7	173.1
Other	304.2	421.3
Total investments and other noncurrent assets	7,629.9	3,372.8
Property, Plant And Equipment
Nonregulated property, plant and equipment	5,784.6	8,866.2
Regulated property, plant and equipment	6,749.9	6,419.4
Nuclear fuel (net of amortization)	—	443.0
Accumulated depreciation	(4,080.7)	(5,012.1)
Net property, plant and equipment	8,453.8	10,716.5
Total Assets	$23,544.4	$22,284.1
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$46.0	$855.7
Current portion of long-term debt	56.9	2,591.5
Accounts payable and accrued liabilities	1,262.4	2,370.1
Customer deposits and collateral	103.3	120.3
Derivative liabilities	632.6	1,241.8
Unamortized energy contract liabilities	390.1	393.5
Accrued taxes	877.3	51.1
Accrued expenses	297.9	322.0
Other	374.2	514.2
Total current liabilities	4,040.7	8,460.2
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	3,205.5	677.0
Asset retirement obligations	29.3	987.3
Derivative liabilities	674.1	1,115.0
Unamortized energy contract liabilities	653.7	906.4
Defined benefit obligations	743.9	1,354.3
Deferred investment tax credits	32.0	44.1
Other	388.8	249.6
Total deferred credits and other noncurrent liabilities	5,727.3	5,333.7
Long-Term Debt
Long-term debt of nonregulated businesses	2,674.8	5,467.0
Long-term debt of BGE	1,431.5	1,443.0
Rate stabilization securitization bonds of BGE	510.9	564.4
6.20% deferrable interest subordinated debentures due October 15, 2043 to BGE wholly owned BGE Capital Trust II relating to trust preferred securities	257.7	257.7
Unamortized discount and premium	(4.0)	(41.9)
Current portion of long-term debt	(56.9)	(2,591.5)
Total long-term debt	4,814.0	5,098.7
Equity
Common shareholders’ equity:
Common stock	3,229.6	3,164.5
Retained earnings	6,461.0	2,228.7
Accumulated other comprehensive loss	(993.5)	(2,211.8)
Total common shareholders’ equity	8,697.1	3,181.4
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	75.3	20.1
Total equity	8,962.4	3,391.5
Total Liabilities And Equity	$23,544.4	$22,284.1

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Merchant Operating Statistics (Unaudited)

	Year Ended December 31,
			Oil &	Hydro &
	Nuclear*	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2009	62.5	32.1	1.1	2.5	1.8	100.0
2008	63.2	32.2	1.0	2.2	1.4	100.0

Thousands of MWH
2009	27,164	13,964	464	1,110	768	43,470
2008	32,174	16,372	533	1,122	722	50,923

* Nuclear statistics reported through November 6, 2009 due to the formation of the CENG joint venture.

Certain prior-period amounts have been revised to conform with the current period’s presentation.

Utility Operating Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
ELECTRIC
Revenues (In Millions)
Residential	$354.0	$455.0	$1,878.3	$1,695.9
Commercial
Excluding Delivery Service Only	111.0	150.4	531.2	604.0
Delivery Service Only	62.7	54.2	245.0	222.8
Industrial
Excluding Delivery Service Only	6.8	7.1	30.4	31.3
Delivery Service Only	7.0	6.0	29.1	27.1
System Sales	541.5	672.7	2,714.0	2,581.1
Other	28.4	26.5	106.7	98.6
Total	$569.9	$699.2	$2,820.7	$2,679.7
Distribution Volumes (In Thousands) - MWH
Residential	3,090	3,045	12,851	13,023
Commercial
Excluding Delivery Service Only	902	949	3,945	3,957
Delivery Service Only	2,810	2,870	11,753	11,739
Industrial
Excluding Delivery Service Only	67	56	270	242
Delivery Service Only	678	657	2,757	3,002
Total	7,547	7,577	31,576	31,963
GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$110.3	$182.8	$460.7	$567.8
Delivery Service Only	5.2	5.6	19.0	19.0
Commercial
Excluding Delivery Service Only	29.7	44.2	129.1	161.8
Delivery Service Only	10.6	13.3	40.4	46.4
Industrial
Excluding Delivery Service Only	1.3	2.3	6.4	8.1
Delivery Service Only	5.0	2.8	15.2	14.5
System Sales	162.1	251.0	670.8	817.6
Off-System Sales	18.3	31.2	81.1	197.7
Other	1.1	1.8	6.4	8.7
Total	$181.5	$284.0	$758.3	$1,024.0
Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	11,835	13,044	37,889	37,675
Delivery Service Only	1,429	1,472	4,270	4,119
Commercial
Excluding Delivery Service Only	3,153	3,432	12,066	12,205
Delivery Service Only	5,746	7,550	25,046	29,289
Industrial
Excluding Delivery Service Only	160	182	635	650
Delivery Service Only	6,065	4,382	20,826	18,432
System Sales	28,388	30,062	100,732	102,370
Off-System Sales	3,639	3,991	17,542	18,782
Total	32,027	34,053	118,274	121,152

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	1,702	1,758	4,836	4,657
- Normal	1,684	1,687	4,718	4,770
Cooling Degree Days - Actual	13	16	729	777
- Normal	25	24	852	851

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Year Ended
	December 31,
	2009	2008
Effective Tax Rate	39.9%	5.6%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$6,784.6	$1,668.4

Equity Investment In Regulated Business — End of Period (In Millions)	$1,912.5	$1,513.0

Common Stock Data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.4775	$0.9600	$1.9100
—Paid	$0.2400	$0.4775	$1.1975	$1.8675

Market Value Per Share
—High	$36.55	$30.17	$36.55	$107.97
—Low	$30.24	$21.70	$15.05	$13.00
—Close	$35.17	$25.09	$35.17	$25.09

Shares Outstanding—End of Period (In Millions)	201.0	199.1	201.0	199.1

Book Value per Share—End of Period	$43.27	$15.98	$43.27	$15.98